SEPARATION AGREEMENT AND RELEASE

     This Separation Agreement and Release (the “Agreement”) is made as of the date last set forth below by and between Eclipsys Corporation (the “Company”) and Paul L. Ruflin (the “Employee”) (collectively the “parties”).

     WHEREAS, the Employee entered into an Amended and Restated Employment Agreement with the Company dated March 15, 2005 (the “Employment Agreement”);

     WHEREAS, the Employee separated from the Company pursuant to Section 6(a) of the Employment Agreement effective April 29, 2005;

     WHEREAS, the parties wish to resolve amicably the Employee’s separation from the Company and establish the terms of the Employee’s severance arrangement; and

     WHEREAS, the parties wish to enter into this Agreement that will terminate and supercede the Non-Competition and Non-Solicitation Agreement the Employee executed for the benefit of the Company (the “Non-Competition Agreement”) and, except as expressly set forth herein, the Employment Agreement;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Separation Date. The Employee’s effective date of separation from the Company is April 29, 2005 (the “Separation Date”).

     2. Final Wages. The Company has paid the Employee any wages and unused vacation accrued through the Separation Date.

     3. Consideration. In return for the execution and nonrevocation of this Agreement, and provided that the Employee has complied with all conditions set forth in this Agreement, the Company agrees to provide the Employee with the following consideration (the “Consideration”):

          (a) Severance Pay. The Company and Employee hereby agree to terminate the severance payments provided for in Sections 6(a)(3)(A) and (B) of the Employment Agreement, and in consideration for such, the Company agrees to pay the Employee as severance pay one million four hundred ninety-six thousand two hundred seventy-seven dollars and thirty-eight cents ($1,496,277.38), less all applicable state and federal taxes and withholdings, payable in one lump sum payment within ten (10) days after execution of this Agreement.

          (b) Acceleration of Stock Option Vesting. The vesting of the Employee’s option to purchase 850,000 shares of the Company’s Voting Common Stock (the “Option”) granted pursuant to the Non-Qualified Option Agreement between the Company and the Employee dated July 15, 2002 (the “Option Agreement”) shall be governed by Section 6(a)(3)(D) of the Employment Agreement so that the Option is exercisable by the Employee as if the Separation Date were April 29, 2006, subject to the remaining terms of the Option Agreement. For the avoidance of doubt, the Company and the Employee agree that, pursuant to Section 6(a)(3)(D) of the Employment Agreement, as of the Separation Date and without taking into account any exercise of the Option after the Separation Date, the Option was exercisable by the Employee with respect to 637,313 shares of the Company’s Voting Common Stock, subject to the remaining terms of the Option Agreement.

          (c) Acceleration of Restricted Stock Vesting. The vesting of the Employee’s 100,000 shares of the Company’s Voting Common Stock (the “Restricted Stock”) granted pursuant to the Amended and Restated Restricted Stock Agreement (Without 83(b) Election) between the Company and the Employee dated July 15, 2002 (the “Restricted Stock Agreement”) shall be governed by Section 6(a)(3)(D) of the Employment Agreement so that the Purchase Option (as defined in the Restricted Stock Agreement) is exercisable by the Company as if the Separation Date were April 29, 2006, subject to the remaining terms of the Restricted Stock Agreement. For the avoidance of doubt, the Company and the Employee agree that, pursuant to Section 6(a)(3)(D) of the Employment Agreement, the Purchase Option is exercisable by the Company with respect to 37,500 shares of the Restricted Stock, subject to the remaining terms of the Restricted Stock Agreement.

          (d) Benefits Continuation. The Company agrees to pay for the continuation of benefits under the life, group health and dental insurance benefit plans the Employee (and, if applicable, his family) was enrolled in immediately prior to the Separation Date until the earlier of: (i) the end of the eighteen (18) month period following the Separation Date; or (ii) the date on which the Employee becomes eligible to receive substantially similar benefits under any plan or program from another employer. The continuing coverage provided under this Section 3(d) is subject to the Employee’s eligibility and the availability of such continuation under the terms of the applicable plan documents and all provisions of applicable law. If the Employee is not eligible for such continued coverage under one or more of the Company-provided benefit plans noted in this Section 3(d), the Company shall pay the Employee the cash equivalent of the cost of replacement insurance for such continued coverage for the duration of the applicable period, and such payments shall be made in accordance with the Company’s normal payroll procedures.

          (e) Legal Fees . The Company agrees to pay the Employee, and Employee agrees to accept, twenty-five thousand dollars ($25,000.00), as payment in full for any obligation owed to the Employee under Section 4(c) of the Employment Agreement, less all applicable state and federal taxes and withholdings, payable in one lump sum payment within ten (10) days after execution of this Agreement.

     4. Execution of this Agreement. The Company hereby advises the Employee to consult with an attorney of his own choosing before signing this Agreement and he may take up to twenty-one (21) days to do so. The Employee must execute and return this Agreement to Mr. Eugene Fife, Chairman of the Board, no later than June 11, 2005. If the Employee returns the Agreement via facsimile, he must send the originally executed Agreement via overnight delivery to Mr. Fife within five (5) days of his execution of the Agreement. The Employee acknowledges that the Consideration described herein is adequate and sufficient consideration for entering into this Agreement, including Section 7 hereof.

     5. Release. In exchange for the Consideration, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that the Employee ever had or now has against any or all of the Released Parties, including, but not limited to, all claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C.

§ 701 et seq., the Florida Civil Rights Act of 1992, Fla. Stat. ch. 760.01 et seq., Fla. Stat. ch. 448.101 et seq. (Florida anti-retaliation law), Fla. Stat. ch. 725.07 (Florida law forbidding discrimination in pay) and Fla. Stat. ch. 448.07 (Florida law prohibiting wage rate discrimination based on sex), all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract (including, without limitation, claims arising out of or related to the Employment Agreement and the Non-Competition Agreement), all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of the Employee’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Employee acknowledges and understands that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

     6. No Complaints or Charges. The Employee confirms that he has not filed any complaints or charges against any of the Released Parties with any federal, state or local court or agency. By entering into this Agreement, the Employee agrees to withdraw any pending complaints and charges initiated by him in the Company’s Human Resources or Legal Departments.

     7. Noncompetition, Nonsolicitation, Proprietary Information and Developments. The Employee acknowledges and agrees that:

          (a) Noncompetition and Nonsolicitation. For a period of eighteen (18) months from the Separation Date, the Employee shall not, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of the Employee’s departure, directly or indirectly:

               (i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Employee was employed by the Company; provided, however, that the Company agrees that, notwithstanding the foregoing, the Employee may provide consulting services as a partner or employee of a management consulting firm, including a consulting firm a portion of whose business is competitive with the Company’s business, so long as and to the extent that the Employee shall not himself, directly or indirectly, (A) engage in any activity that is competitive with the Company’s business, including without limitation, developing, manufacturing, marketing or selling any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Employee was employed by the Company, (B) provide any services to the part of such consulting firm whose business is competitive with the Company’s business or (C) otherwise violate any of the provisions of this Agreement;

               (ii) either alone or in association with others: (A) solicit, recruit, induce or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce or attempt to solicit, recruit or induce, any employee of the Company to leave the employ of the Company; or (B) solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, however, that this clause (B) shall not apply to any individual’s employment with the Company that has been terminated for a period of six (6) months or longer; or

     (iii) either alone or in association with others, solicit, divert or take away or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Employee to solicit, divert or take away or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts of the Company that were contacted, solicited or served by the Company at any time during the term of the Employee’s employment with the Company.

          (b) Proprietary Information.

               (i) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits and pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity or use the same for any purpose, or permit such disclosure or use by any third party, without written approval by an officer of the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

               (ii) The Employee agrees that all files, disks, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which came into his custody or possession, is the exclusive property of the Company and shall not be copied or removed from the Company premises. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee have been delivered to the Company, except that the Employee shall return the Employee’s Company-issued cell phone / personal digital assistant to the Company within ten (10) days after the date of this Agreement. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

               (iii) The Employee agrees that his obligation not to disclose or use information and materials of the types set forth in Sections 7(b)(i) and (ii) above, and his obligation to return materials and tangible property set forth in Section 7(b)(ii) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

          (c) Developments. If, during the Employee’s employment with the Company or during the eighteen (18) month period following the Separation Date, the Employee discovers, invents, improves or creates, either on his own or jointly with others, any process, design, invention, discovery, article, computer program, documentation or work of authorship (a “Development”) that arose out his employment with the Company, such Development shall be the exclusive property of the Company. The Employee agrees to promptly disclose to the Company in writing the existence of any such Development. Without additional compensation, the Employee also agrees to execute any documents that the Company deems appropriate for protecting such Development and the Company’s intellectual property rights therein. The Employee further agrees to assign and transfer to the Company his entire right, title and interest in and to such Developments, including any moral rights that the Employee may claim in any Developments, to perfect assignment and otherwise fully evidence the Company’s ownership of such Developments. The Company shall pay its expenses of securing any intellectual property registration. The Employee agrees to cooperate with the Company with respect to any proceeding involving any of the Developments, regardless of his relationship with the Company at the time of such proceeding.

          (d) Interpretation. If the Employee violates the provisions of Section 7(a) of this Agreement, the Employee shall continue to be bound by the restrictions set forth in such section until a period of eighteen (18) months has expired without any violation of such provisions. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     8. Notice of Purchase Option Exercise Under Restricted Stock Agreement. Pursuant to Section 2.2(a) of the Restricted Stock Agreement, the Company is hereby giving the Employee notice that the Company is exercising its Purchase Option (as defined in the Restricted Stock Agreement) with respect to all 37,500 of the Unvested Shares (as defined in the Restricted Stock Agreement) as of April 29, 2005 (after giving effect to the acceleration of vesting provided for in Section 6(a)(3)(D) of the Employment Agreement). Upon receipt of a stock certificate representing the Unvested Shares, the Company shall mail or deliver to the Employee three hundred seventy-five dollars ($375), payable by check, representing the Option Price for the Unvested Shares.

     9. Responses to Employment Inquiries. All inquiries received from prospective employers shall be directed to Mr. Eugene Fife, who will state the dates the Employee was employed by the Company, the last position he held, his duties and responsibilities and his final salary.

     10. Return of Company Property. Except for the Employee’s Company-issued cell phone / personal digital assistant, the Employee confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles and any other Company-owned property in his possession or control. The Employee agrees to return his Company-issued cell phone / personal digital assistant to the Company within ten (10) days after the date of this Agreement. The Employee further confirms that he has left intact all electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. The Employee further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

     11. Business Expenses and Final Compensation. The Company and the Employee acknowledge that the Company inadvertently over-reimbursed the Employee for business expenses of four thousand five hundred sixty-nine dollars and thirty-four cents ($4,569.34)(the “Overpaid Amount”). The Company and the Employee further acknowledge that the Company owes the Employee six thousand six hundred seventy-four dollars and five cents ($6,674.05) for unreimbursed business expenses (the “Unreimbursed Amount”). Accordingly, the Company agrees to pay the Employee the difference between the Unreimbursed Amount and the Overpaid Amount, which equals two thousand one hundred four dollars and sixty-six cents ($2,104.66), payable in one lump sum payment within ten (10) days after the execution of this Agreement (the “Final Reimbursement”). The Employee acknowledges that upon receipt of the Final Reimbursement he will have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. The Employee further acknowledges that he has received payment in full for all services rendered to the Company and that no other wages, bonuses, relocation expenses, tax or estate planning expenses, severance pay or other compensation is owed to him except as provided by Section 3 above.

     12. Nondisparagement. The Employee understands and agrees that as a condition for payment to him of the Consideration described herein, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or any other entity or person regarding the Company or any of its officers, directors, agents, consultants, employees, customers or suppliers or about the Company’s business affairs or financial condition.

     13. Confidentiality. To the extent permitted by law, the Employee understands and agrees that as a condition for payment to him of the Consideration herein described, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Employee, his agents and representatives and shall not be disclosed except to the extent required by federal or state law; provided, however, that nothing herein shall be construed as preventing the Employee from disclosing that he is bound by the restrictions contained in Section 7 of this Agreement.

     14. Nature of Agreement. The Employee understands and agrees that this Agreement is a severance and separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     15. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     16. Waiver of Rights. No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

     17. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     18. Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

     19. Breach. The Employee acknowledges that, in addition to any other remedies available to the Company at law or equity, the Company may cease the payment or provision of the

Consideration described in Section 3 herein immediately and without notice to the Employee in the event of any breach of this Agreement by the Employee, including, without limitation, any breach of any representation made by the Employee herein or any breach of Section 7 hereof.

     20. Applicable Law. This Agreement shall be governed by the laws of the State of Florida without regard to conflict of laws provisions. The Employee hereby irrevocably submits to the jurisdiction of the courts of the State of Florida, or if appropriate, a federal court located in the State of Florida (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

     21. Acknowledgments. The Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement, and that the Company advised him in writing to consult with an attorney of his own choosing prior to signing this Agreement. The Employee understands that he may revoke this Agreement for a period of seven (7) days after he signs the Agreement, and that the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

     22. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     23. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to severance benefits and the settlement of claims against the Company and terminates and supersedes all previous oral and written negotiations, agreements and commitments in connection therewith, including, but not limited to, the Non-Competition Agreement and, except as expressly set forth herein, the Employment Agreement; provided, however, that nothing herein shall terminate or supercede the Option Agreement, the Restricted Stock Agreement or the Restricted Stock Agreement (With 83(b) Election) between the Company and the Employee dated July 15, 2002.

     24. Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

     25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date set forth below.

ECLIPSYS CORPORATION

By:	/s/ Eugene V. Fife

Eugene V. Fife
Chairman of the Board

Dated:	May 19, 2005

PAUL L. RUFLIN

/s/ Paul L. Ruflin

Dated: May 20, 2005